Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Apexigen, Inc. of our report dated February 22, 2023, relating to the consolidated financial statements of Apexigen, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and the reverse recapitalization transaction). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

February 22, 2023